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                              DISTRIBUTION PLAN

                  This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by each of the Warburg Pincus Funds (and the portfolios thereof) listed in Exhibit A hereto (each a "Fund", and together the "Funds"), subject to the following terms and conditions:

                  SECTION 1.  DISTRIBUTION AGREEMENTS; ANNUAL FEE

                  Credit Suisse Asset Management, LLC, each Fund's investment adviser ("CSAM"), is authorized to execute and deliver written agreements ("Agreements") in any form duly approved by the Board of Directors or Trustees, as the case may be, of the Fund (the "Board") with broker-dealers, financial institutions, institutional shareholders of record, retirement plans and service providers and other financial intermediaries ("Service Organizations") relating to each Fund's common stock or shares of beneficial interest, as the case may be, par value $.001 per share, designated Advisor Class (the "Advisor Class"). Pursuant to an Agreement, Service Organizations will be paid fees out of the assets of a Fund by the Fund directly or by Credit Suisse Asset Management Securities, Inc. ("CSAMSI") on behalf of the Fund for providing (a) services primarily intended to result in, or that are primarily attributable to, the sale of the Advisor Class ("Distribution Services"), (b) shareholder servicing to their customers or clients who are the record and/or the beneficial owners of the Advisor Class ("Customers") ("Shareholder Services") and/or (c) subtransfer agency, subaccounting and administrative and accounting services to Customers ("Administrative Services"). A Service Organization will be paid fees under the Plan calculated daily and paid monthly in arrears at an annual rate of up to .50% of the average daily net assets of the Advisor Class held by or on behalf of its Customers ("Customers' Shares") with respect to Distribution Services and/or Administrative Services and may be paid fees calculated daily and paid monthly in arrears at an annual rate of up to .25% of the average daily net assets of Customers' Shares with respect to Shareholder Services.

                  SECTION 2.  SERVICES

                  The fees paid to Service Organizations under Section 1 of this Plan with respect to Distribution Services, if any, will compensate Service Organizations to cover certain expenses primarily intended to result in the sale of the Advisor Class, including, but not limited to: (a) costs of payments made to employees that engage in the distribution of Advisor Class;
(b) payments made to, and expenses of, persons who provide support services in connection with the distribution of Advisor Class, including, but not limited to, office space and equipment, telephone facilities, processing shareholder transactions and

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providing any other shareholder services not otherwise provided by the Fund's distributor or transfer agent; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising and related travel and entertainment expenses; (d) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective holders of the Advisor Class; (e) costs involved in preparing, printing and distributing sales literature , advertisements and other informational materials pertaining to a Fund and (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable.

                  The fees paid to Service Organizations under Section 1 of this Plan with respect to Shareholder Services, if any, will compensate Service Organizations for personal service and/or the maintenance of Customer accounts, including but not limited to (a) responding to Customer inquiries,
(b) providing information on Customer investments and (c) providing other shareholder liaison services.

                  The fees paid to Service Organizations under Section 1 of this Plan with respect to Administrative Services, if any, will compensate Service Organizations for administrative and accounting services provided to their Customers, including, but not limited to: (a) accepting orders from Customers for the purchase, exchange and redemption of the Advisor Class and aggregating and communicating orders as instructed by the Fund's distributor;
(b) disbursing Fund dividends and distributions to Customers and/or providing for their reinvestment in the Advisor Class; (c) preparing and distributing account statements and Advisor Class transaction confirmations to Customers;
(d) arranging for settlement of Customer transactions, including arranging for bank wires in accordance with each Fund's prospectus; (e) providing sub-accounting services with respect to shares of the Advisor Class beneficially owned by Customers, including maintaining records of dates and prices for all Advisor Class transactions and Advisor Class balances; (f) forwarding shareholder communications from each Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers, if required by law and (g) providing other appropriate or necessary services as may be incidental, normal and customary for service providers performing substantially similar services.

                  Payments under this Plan are not tied exclusively to the expenses for Shareholder Services, Distribution Services or Administrative Services actually incurred by any Service Organization, and such payments may exceed expenses actually incurred. Furthermore, any portion of any fee paid to CSAMSI or to any of its affiliates by the Fund, or any of their past profits or other revenue, may be used in their sole discretion to

                                     -2-

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provide services to shareholders of the Fund or to foster distribution of the
Advisor Shares. CSAM or its affiliates may, from such entity's own resources, which may include a fee it receives from a Fund, pay Service Organizations a fee (the "Service Fee") for additional services provided or expenses incurred by the Service Organization. The Service Fee payable to any particular Service Organization is determined based upon a number of factors, including the nature and quality of services provided, the operations processing requirements of the relationship and the standardized fee schedule of the Service Organization. Payments by a Fund under this Plan shall not be made to a Service Organization with respect to services for which the Service Organization is otherwise compensated by CSAM or its affiliates.

                  SECTION 3.  MONITORING

                  CSAMSI shall monitor the arrangements pertaining to the Funds' Agreements with Service Organizations.

                  SECTION 4.  SELECTION OF CERTAIN DIRECTORS

                  While the Plan is in effect, the selection and nomination of each Fund's Board members who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Board members") will be committed to the discretion of the Independent Board members then in office who are not interested persons of the Fund.

                  SECTION 5.  APPROVAL BY SHAREHOLDERS

                  The Plan is effective with respect to a Fund, and fees are payable in accordance with Section 1 of the Plan pursuant to the approval of the Plan by a vote of at least a majority of the outstanding voting securities of the Advisor Class of the Fund.

                  SECTION 6.  APPROVAL AND AMENDMENT OF PLAN

                  The Plan is effective with respect to a Fund, and payments under any related agreement may be made pursuant to the approval of the Plan and such agreement by a majority vote of both (a) the full Board of the Fund and (b) the Independent Board members, cast in person at a meeting called for the purpose of voting on the related agreement.

                  The Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Advisor Class without approval of at least a majority of the outstanding voting securities of the Advisor Class. In addition, all material amendments to the Plan must be approved by the Fund's Board in the manner described in this Section.

                  SECTION 7.  CONTINUANCE OF PLAN; REPORTING OBLIGATIONS

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                  The Plan will continue in effect with respect to a Fund for so long as its continuance is specifically approved at least annually by the Fund's Board in the manner described in Section 6 above.

                  In each year during which the Plan remains in effect, CSAMSI will furnish to each Fund's Board, and the Board will review, at least quarterly, written reports, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

                  SECTION 8.  TERMINATION

                  The Plan may be terminated with respect to a Fund at any time by a majority vote of the Independent Board members or by a majority of the outstanding voting securities of the Advisor Class of the Fund.

                  SECTION 9.  PRESERVATION OF MATERIALS

                  Each Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

                  SECTION 10.  MEANINGS OF CERTAIN TERMS

                  As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations thereunder, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

Effective Date:   November 16, 2000



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                                                                      EXHIBIT A

                             WARBURG PINCUS FUNDS

August 31 Fiscal Year End Funds
Credit Suisse Institutional International Growth Fund
Credit Suisse Institutional Strategic Global Fixed Income Fund
Credit Suisse Institutional U.S. Core Equity Fund
Credit Suisse Institutional U.S. Core Fixed Income Fund
Warburg, Pincus Central & Eastern Europe Fund
Warburg, Pincus European Equity Fund
Warburg, Pincus Focus Fund
Warburg, Pincus Global Telecommunications Fund
Warburg, Pincus High Yield Fund
Warburg, Pincus Long-Short Marker Neutral Fund
Warburg, Pincus Municipal Bond Fund
Warburg, Pincus Global Financial Services Fund
Warburg, Pincus/CSFB Global New Technologies Fund
Warburg, Pincus/CSFB Technology Index Fund
Warburg, Pincus Global Health Sciences Fund
Warburg, Pincus Aggressive Growth Fund

October 31 Fiscal Year End Funds
Credit Suisse Institutional Fund
         Emerging Markets Portfolio
         International Equity Portfolio
         Japan Growth Portfolio
         Warburg, Pincus Post-Venture Capital Portfolio
         Small Company Growth Portfolio
         Small Company Value Portfolio
         Value Portfolio
Warburg, Pincus Balanced Fund
Warburg, Pincus Capital Appreciation Fund
Warburg, Pincus Emerging Growth Fund
Warburg, Pincus Emerging Markets Fund
Warburg, Pincus Fixed Income Fund
Warburg, Pincus Global Fixed Income Fund
Warburg, Pincus Global Post-Venture Capital Fund
Warburg, Pincus Intermediate Maturity Government Fund
Warburg, Pincus New York Intermediate Municipal Fund
Warburg, Pincus International Equity Fund
Warburg, Pincus Major Foreign Markets Fund
Warburg, Pincus Japan Growth Fund
Warburg, Pincus Japan Small Company Fund
Warburg, Pincus Small Company Growth Fund
Warburg, Pincus Small Company Value Fund
Warburg, Pincus Value Fund

December 31 Fiscal Year End Funds
Warburg, Pincus Cash Reserve Fund


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Warburg, Pincus New York Tax Exempt Fund
Warburg, Pincus Trust
         Emerging Growth Portfolio
         Emerging Markets Portfolio
         Global Post-Venture Capital Portfolio
         Value Portfolio
         International Equity Portfolio
         Small Company Growth Portfolio
Warburg, Pincus Trust II
         Fixed Income Portfolio
Warburg, Pincus WorldPerks Money Market Fund
Warburg, Pincus WorldPerks Tax Free Money Market Fund



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